Exhibit 99.2

SHARE TRANSFER AGREEMENT

THIS AGREEMENT is made effective as of 5:00 pm (Eastern Time) on the 3rd day of August, 2023 (the “Effective Time”).

BETWEEN:

AMERICAN FARM INVESTMENT CORPORATION, a corporation existing under the laws of Ontario, (the “Vendor”)

– and –

ONEX CORPORATION, a corporation existing under the laws of Ontario, (the “Purchaser”)

RECITALS:

A.	The Vendor is the registered holder of 44,923 subordinate voting shares (the “Purchased Shares”) in the capital of Celestica Inc. (“Celestica”).

B.	The Vendor and the Purchaser are parties to previously existing arrangement with respect to the Purchased Shares (the “MIPCo Program”).

C.

The Vendor wishes to sell and the Purchaser wishes to purchase the Purchased Shares, in order to facilitate and simplify the execution of a block trade of shares of Celestica, upon the terms and conditions hereinafter set forth.

D.	The transactions contemplated by this agreement are being made generally in accordance with the requirements of the MIPCo Program.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF INTERPRETATION

1.1	Definitions

Throughout this Agreement, the following terms shall have the following corresponding meanings:

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this share transfer agreement between the Parties, including all instruments amending or restating this Agreement. All references to “Articles” and “Sections” mean and refer to the specified article and section of this Agreement.

“Business Day” means any day which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under the laws of the Province of Ontario or the federal laws of Canada applicable in the Province of Ontario, on which the principal Canadian chartered banks in the City of Toronto, Ontario are open for business.

“Parties” means, collectively, the Vendor and the Purchaser, and “Party” means either of them.

“Person” means any individual, sole proprietorship, limited or unlimited liability corporation, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, governmental authority, and a natural person including in such person’s capacity as trustee, heir, beneficiary, executor, administrator or other legal representative.

“Purchase Price” has the meaning given to it in Section 2.2.

“Purchased Shares” has the meaning given to it in Recital A.

“Tax Act” means the Income Tax Act (Canada), as amended, and the regulations promulgated thereunder.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)	Time – Time is of the essence in and of this Agreement.

(b)

Calculation of Time – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c)

Business Days – Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d)	Currency – Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of Canada.

(e)

Headings – The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

(f)	Including – Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g)

Plurals and Gender – The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h)

Statutory References – Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.3	Entire Agreement

(a)

This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral, written or otherwise, of the Parties. There are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement.

(b)	No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.4	Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

ARTICLE II

PURCHASE AND SALE

2.1	Purchase of Purchased Shares

The Vendor hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase from the Vendor the Purchased Shares for the consideration and upon the terms and conditions hereinafter set forth.

2.2	Purchase Price

The purchase price payable by the Purchaser under this Agreement for the Purchased Shares shall be the net price received by the Purchaser attributable to the Purchased Shares in the block trade after applicable expenses (the “Purchase Price”).

2.3	Satisfaction of Purchase Price

The Purchase Price shall be paid and satisfied by the Purchaser on or about the date hereof by means as mutually agreed upon by the Parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Vendor

The Vendor hereby represents and warrants to the Purchaser that:

(a)

the Vendor is the legal owner of the Purchased Shares with good and valid title thereto, free and clear of any claim, lien, charge or encumbrance whatsoever and has the exclusive right and full power to sell, assign, transfer and deliver the Purchased Shares to the Purchaser free and clear of any claims, liens or encumbrances whatsoever;

(b)

except as set out in this Agreement, there is not now any contract, option or right (at law, in equity or otherwise) binding upon the Vendor to sell, charge, assign, or alienate any of the Purchased Shares;

(c)

there is not now any agreement or other instrument binding upon the Vendor that will be violated by the execution and delivery of this Agreement or will prevent the performance or satisfaction by the Vendor of any of the terms and conditions herein contained;

(d)

the Vendor is a corporation duly formed, validly existing and in good standing under the laws of Ontario, and has the corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(e)

this Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms, subject only to limitations on enforceability relating to:

(i)	bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and

(ii)	general principles of equity, regardless of whether asserted in a proceeding in equity or law;

(f)	the execution and delivery of this Agreement and the sale of the Purchased Shares herein provided have been duly and validly authorized by all necessary action on the part of the Vendor; and

(g)	the Vendor either: (i) is not a non-resident of Canada within the meaning of the Tax Act, or (ii) confirms the Purchased Shares are not taxable Canadian property within the meaning of the Tax Act.

3.2	Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendor that:

(a)	the Purchaser has full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and

(b)

this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

3.3 Survival

The representations and warranties contained in this Article III shall survive the closing of the transaction of purchase and sale contemplated by this Agreement.

ARTICLE IV

THE CLOSING

4.1	Closing

At the Effective Time, upon the Vendor having delivered, directly or indirectly, to the transfer agent of Celestica the share certificate(s) or DRS Advice(s) representing the Purchased Shares, accompanied by a duly executed and completed securities transfer form in favour of the Purchaser and a certified corporate resolution of the Vendor, each in a form satisfactory to the Purchaser, the Purchaser shall deliver to the Vendor the Purchase Price as provided for in Section 2.3.

ARTICLE V

GENERAL

5.1	Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence, forbearance or other accommodation by a Party shall constitute a waiver of such Party’s right to insist on performance in full and in a timely manner of all covenants in this Agreement or in any document delivered pursuant to this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

5.2	Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

5.3	Assignment and Enurement

Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party, without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns hereunder.

5.4	Independent Legal Advice

The Parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. The Parties acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

5.5	Transfer; Further Assurances

(a)

This Agreement is intended to and shall operate as an actual conveyance, assignment and transfer of the Purchased Shares from the Vendor to the Purchaser, and the Purchaser shall own the beneficial right, title and interest in and to the Purchased Shares as of the Effective Time.

(b)

The Vendor shall execute all documents and shall do all such other acts and things which are convenient or necessary and which counsel may advise to fully effect the intention of this Agreement and to fully vest the beneficial right, title and interest in and to the Purchased Shares in the Purchaser.

5.6	Execution by Electronic Transmission

The signature of either of the Parties to this Agreement may be evidenced by a facsimile, email or internet transmission copy of this Agreement bearing such signature.

5.7	Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

Signature page shall immediately follow.

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

AMERICAN FARM INVESTMENT CORPORATION

By:	/s/ Lori Shapiro
Name: Lori Shapiro
Title: Vice President

By:	/s/ Michelle Iskander
Name: Michelle Iskander
Title: Secretary

ONEX CORPORATION

Per:	/s/ Andrea E. Daly
Name: Andrea E. Daly
Title: Managing Director – General Counsel

Per:	/s/ David Copeland
Name: David Copeland
Title: Managing Director - Finance

[Signature page to Share Transfer Agreement]